UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2007

SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	000-50142 (Commission File Number)	20- 4956638 (I.R.S. Employer Identification No.)

1115 Orlando Avenue
Roseville, California 95661-5247
(Address and telephone number of principal executive offices) (Zip Code)

(916)  745-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)        Mr. Glenn Carnahan, served as our Chief Financial Officer since May 2006, and has separated from the Company effective December 31, 2007. Mr. Jeff Winzeler has been appointed as our new Chief Financial Officer, effective the same date. As part of his separation, the Company agreed to pay severance to Mr. Carnahan equal to three monthly payments of $12,500, and Mr. Carnahan released any claims against the Company pursuant to the Employment Severance Agreement attached as Exhibit 10.1 to the Form 8-K.

(c)(1)    Mr. Jeff Winzeler was appointed to serve as our Chief Financial Officer, effective December 31, 2007.

(c)(2)    Mr. Winzeler previously served as the President of our wholly owned subsidiary Yes! Solar, Inc. since June 2007. He joined Solar Power, Inc. in January 2007 to form our franchise subsidiary and operations. Previously Mr. Winzeler served as International DisplayWorks, Inc.’s Chief Operating Officer and Chief Financial Officer from January 2005 until January 2007. For 17 years prior to International DisplayWorks, Inc., he served as Group Controller for Intel Corporation in Folsom, California, where he was responsible for all fiscal aspects of the $2 billion Flash memory division, the Controller for the Penang, Malaysia-based Worldwide Assembly division, where he served as manufacturing controller, as controller at Intel’s largest eight-inch wafer manufacturing facility and as operations controller for facilities in Jerusalem and Haifa, Israel. Mr. Winzeler is a graduate of the University of Idaho where he majored in Finance.  Mr. Winzeler is not a director of the Company, and does not serve on the Board of Directors of any other company.

There are no family relationships between Mr. Winzeler and any director, officer, or affiliate of the Company.  There are no, and have not been any,  related party transactions between the Company and Mr. Winzeler.

(c)(3)    Mr. Winzeler serves at will, and there are no employment agreements with the Company’s executive officers.  There are no changes in his current salary.

Item 9.01	Financial Statements and Exhibits.

(a)	Exhibits.

10.1	Employment Severance Agreement with Mr. Carnahan

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: December 31, 2007	/s/ Alan M. Lefko
Alan M. Lefko
Vice President of Finance and Secretary